Exhibit 10.16

Essential Innovations Technology Corp.
Through Essential Innovations Corporation (Canada)


Stevan Perry


Position -        V.P. Systems Integration

                  Essential Innovations Technology Corp. & Essential Innovations Corporation (Canada)

Term - August 1, 2003 to July 31, 2005; automatic 1 year renewal at July 31, 2004 (extending contract to July 31, 2006) and every year thereafter unless Company advises that contract will not be renewed; at time of automatic 1 year renewal July 31, 2004, if appropriate funding is available, the salary may be re-negotiated for the third year extension,

Basic Salary:     First year                US $108,000
                  Second year               US $119,000

Salary to accrue until such time as the Company has the cash reserves to begin to make payment in a timely manner each month; additionally, the option will be given to convert accrued wages to shares of stock at the desire of the executive at a pre-determined conversion price.

                  Bonus plan to be agreed upon

Options -         additional 250,000 to be issued upon entering into new
                  agreement

        -         Participation in any further option plan instigated by EITC

Benefits:

        -         vehicle + operating costs

        -         group health / dental (for self and family if applicable)

        - any other benefits that the Company may implement for similar position

        -         reimbursement of business expenses

        -         pay for professional association dues

        -         pay for required continuing professional education

        -         paid vacation of 4 weeks per year